SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting material pursuant to §240.14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Post Holdings, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Filed by Post Holdings, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Bob Evans Farms, Inc.

Commission File No.: 0-1667

The following communication was provided by Post Holdings, Inc. (“Post”) management to employees of Post on September 19, 2017.

POST TO ACQUIRE BOB EVANS FARMS – EMPLOYEE Q&A

Top Questions

1.	What was announced today?

Post Holdings today announced that it has agreed to acquire Bob Evans Farms, a leading manufacturer of home-style refrigerated side dishes, pork sausage products and a variety of frozen food items. Combining with Bob Evans will make us a stronger, more diversified company with even more leading brands in important product categories.

2.	Why has Post Holdings decided to acquire Bob Evans?

This is a great strategic opportunity for Post Holdings. Acquiring Bob Evans will increase our presence in the important perimeter of the store while bringing significant opportunities to grow in the attractive refrigerated side dish category in all channels. Together, we will have a stronger, more diverse portfolio of leading brands across important product categories, and a strengthened presence across both retail and foodservice channels.

3.	How will Bob Evans fit within Post Holdings’ current portfolio?

Upon closing of the acquisition, which is subject to regulatory approvals and other conditions including approval by Bob Evans stockholders, Post expects to combine its existing retail refrigerated egg, potato and cheese business with Bob Evans, establishing a refrigerated retail business within Post, which will be led by Mike Townsley, Bob Evans’ President and CEO. Jim Dwyer will continue in his role as President and CEO of the Michael Foods Group, managing the commercial foodservice egg, potato and pasta businesses, which will include the Bob Evans foodservice business.

4.	Why is Post Holdings being reorganized as a result of this transaction?

With the exceptional Bob Evans brands joining Post Holdings, this is a great opportunity to reorganize our business to ensure each segment of the combined company is best positioned to capture new market opportunities and drive growth.

This reorganization positions Michael Foods to capitalize on significant and sustainable growth opportunities in the commercial foodservice channel.

5.	How will this transaction affect me? How will my role change as a result?

We expect the acquisition will close in the second quarter of Post’s 2018 fiscal year, the first calendar quarter of 2018, subject to regulatory approvals and other conditions, including approval by Bob Evans stockholders. Until then, Post Holdings and Bob Evans will continue to operate as separate companies, and it remains business as usual for all of us. While this acquisition is an exciting step forward for Post Holdings, our focus must remain on doing great work, executing our existing plan and achieving our 2017 and 2018 performance targets.

6.	Will there be job losses?

Integration planning is at a very early stage, so it is too early to comment on specifics. Once the integration team is in place and details on the integration process have been developed, we will be able to provide more information. However, transactions like this often result in some positions becoming redundant, and Post has an established practice of providing attractive transition packages to impacted employees. We also believe that this combination is likely to create opportunities for growth within the business because it provides a platform to pursue expansion opportunities across retail and foodservice channels.

7.	You’re expecting to achieve $25 million in annual cost synergies. How will we generate these savings?

We expect cost synergies to come from leveraging the capabilities of both organizations including benefits of scale across functions, shared administrative services (i.e. purchasing efficiencies) and infrastructure optimization across manufacturing and distribution.

8.	What does this mean for Dakota Growers?

The acquisition of Bob Evans is not expected to impact Dakota Growers. Dakota Growers will continue to report to Jim Dwyer.

9.	This is Post Holdings’ second acquisition this year. Will the purchase of Bob Evans impact our ability to pursue other opportunities?

In the near-term, this acquisition will require our full attention. Our long-term M&A strategy remains intact, however.

10.	How are we paying for this?

The transaction is expected to be financed with cash on hand and through borrowings under Post’s existing revolving credit facility.

About Bob Evans

11.	What can you tell us about Bob Evans and its brands/products?

Bob Evans’ products, sold at over 35,000 locations in all 50 states, include over 20 varieties of refrigerated side dish products such as potatoes, mac ‘n cheese, 60 varieties of branded fresh, smoked and fully-cooked pork and turkey sausage, ham and hickory-smoked bacon products, and a range of frozen products such as breakfast sandwiches, breakfast burritos and sausage gravy. Bob Evans distributes its products under the Bob Evans, Owens, Country Creek and Pineland Farms brands.

12.	Where is Bob Evans headquartered?

Bob Evans is headquartered in New Albany, Ohio.

13.	Where are its plants?

Bob Evans has five manufacturing facilities. Its fresh sausage facilities are located in Hillsdale, MI and Xenia, OH. Bob Evans produces its ready-to-eat products in Sulphur Springs, TX, and its refrigerated side-dishes in Lima, OH and Mars Hill, ME.

14.	How many people does Bob Evans employ?

Bob Evans employs 1,247 people.

15.	Is Post acquiring the Bob Evans restaurants?

No. Bob Evans sold its restaurant business earlier this year to another party.

16.	What is Bob Evans’ revenue and adjusted EBITDA?

For Bob Evans’ fiscal 2018, revenue is expected to be approximately $480 million and adjusted EBITDA is expected to be approximately $107 million. Retail represents approximately 66% of volume, while foodservice represents approximately 34% of volume.

General

17.	How will the integration process work?

A team comprising members from both Bob Evans and Michael Foods will be appointed and will work together to develop a comprehensive integration plan which will serve as a roadmap for bringing our two businesses together successfully after the close of the acquisition. Once this team is in place and details on the integration process have been finalized, we will be able to provide more information.

18.	Why is Michael Foods being split into Retail and Commercial Foodservice?

By splitting the business into two distinct business units, each will be able to leverage their unique strengths and capabilities to pursue growth opportunities more effectively.

19.	Will any plants be closed? How will Michael Foods’ existing plants be divided between the two business units?

The manufacturing footprint will remain intact – we do not expect plant closures. The integration team will be charged with determining the optimal reporting structure for the overall supply chain.

20.	What should I do if I am asked about the transaction?

All media inquiries should be directed to Brad Harper at Brad.harper@postholdings.com or 314.644.7626.

When discussing the transaction with others, you should limit your conversation to publicly available information.

21.	What should I tell our customers and suppliers?

For now, nothing changes. While we will be reaching out to customers and suppliers to provide additional information, it is business as usual and all customers should continue to engage with their regular Post Holdings customer service contacts as usual.

22.	Can we reach out now to begin working with our future colleagues from Bob Evans?

No. Post Holdings and Bob Evans remain separate companies until the transaction closes, which we expect to occur in the second quarter of Post’s 2018 fiscal year, first calendar quarter of 2018, subject to regulatory approvals and other conditions including approval by Bob Evans stockholders. If you have a question about whether or not a particular contact is allowed, please reach out first to Legal. Guidelines on how to handle interactions will be forthcoming.

23.	When will the transaction close? Is there a chance the acquisition will not close?

While we expect the acquisition will close in the second quarter of Post’s 2018 fiscal year, first calendar quarter of 2018, it is subject to regulatory approvals and other conditions, including approval by Bob Evans stockholders which could accelerate or delay the timing of the closing. This further reinforces the need to stay focused on driving towards our 2017 and 2018 performance targets.

24.	How can I find out more information as the transaction progresses?

We are committed to keeping you informed throughout the process. An integration team will provide regular updates.

Michael Foods Employees

25.	Will this affect my position, responsibilities, role, location, etc.?

Until the transaction closes, which we expect to be in the second quarter of Post’s 2018 fiscal year, the first calendar quarter of 2018, subject to regulatory approvals and other conditions, including approval by Bob Evans stockholders, Post Holdings and Bob Evans will continue to operate as separate companies and it remains business as usual for all of us. While this acquisition is an exciting step forward for Post Holdings, our focus must remain on doing great work, executing our existing plan and achieving our 2017 and 2018 performance targets.

Once the integration team is fully in place and details on the integration process have been finalized, we will be able to provide more information.

26.	Will this transaction have any impact on my pay and benefits?

This business reorganization does not change your existing compensation and benefits structure.

27.	Where will the businesses be headquartered?

At this point, there are no plans for moving our Michael Foods Consumer Brands retail business out of state. The joint Bob Evans and Michael Foods integration team will evaluate the most effective locations for the business functions and teams.

28.	Who will lead integration on behalf of Michael Foods?

Chad Baker, who leads Michael Foods’ consumer brands business, will lead Michael Foods’ integration team. We will begin building a cross functional team over the next several weeks.

Additional Information and Where to Find It

In connection with the proposed merger, Bob Evans intends to file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). BOB EVANS STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING ANY DEFINITIVE PROXY STATEMENT, FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to stockholders of Bob Evans. Investors and security holders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (when they become available) at the Bob Evans website, www.bobevansgrocery.com, under the heading “Investors.”

Participants in the Solicitation

Bob Evans, Post and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Bob Evans in connection with the proposed merger. Information regarding Post’s directors and executive officers is included in Post’s Annual Report on Form 10-K for the year ended September 30, 2016, filed with the SEC on November 18, 2016 and the proxy statement for Post’s 2017 Annual Meeting of Shareholders, filed with the SEC on December 8, 2016. Information regarding Bob Evans’ directors and executive officers is included in the Bob Evans Annual Report on Form 10-K for the fiscal year ended April 28, 2017, filed with the SEC on June 15, 2017 and the proxy statement for Bob Evans’ 2017 Annual Meeting of Stockholders, filed with the SEC on July 14, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain matters discussed in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There is no assurance that the acquisition of Bob Evans by Post will be consummated and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The risks and uncertainties in connection with such forward-looking statements related to the proposed transaction include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction; the possibility of non-consummation of the proposed transaction and termination of the merger agreement; the ability and timing to obtain the approval of Bob Evans’ stockholders and required regulatory approvals and to satisfy other closing conditions to the merger agreement; the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; adverse effects on Post’s common stock or Bob Evans’ common stock because of the failure to complete the proposed transaction; Post’s or Bob Evans’ respective businesses experiencing disruptions from ongoing business operations due to transaction-related uncertainty or other factors making it more difficult than expected to maintain relationships with employees, business partners or governmental entities, both before and following consummation of the transaction; Post and Bob Evans being unable to promptly and effectively implement integration strategies and obtain expected cost savings and synergies within the expected timeframe; Post’s ability to retain certain key employees at Bob Evans; significant transaction costs which have been and may continue to be incurred related to the proposed transaction; and other risks and uncertainties described in Post’s and Bob Evans’ filings with the Securities and Exchange Commission. Post and Bob Evans caution readers not to place undue reliance on any forward-looking statements. These forward-looking statements represent Post’s and Bob Evans’ judgment as of the date of this document, and Post and Bob Evans undertake no obligation to update or revise them unless otherwise required by law.

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